Exhibit 10.1

CAPNIA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of                     , 2015, (the “Effective Date”) by and between Capnia, Inc. (the “Company”), and                             (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive’s employment with the Company commenced on             , 20    (the “Start Date”). As of the Effective Date, Executive will continue to serve as                             of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). The Board may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote substantially all of Executive’s business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect Executive’s ability to perform Executive’s duties and obligations hereunder.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Term of Agreement. This Agreement will commence on the Effective Date. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $            as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Annual Bonus. Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or its compensation committee (the “Committee”), including eligibility for a bonus of up to [            ] of Executive’s Base Salary, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”). Any earned bonus will be paid in the next regular payroll period after the Board or the Committee determines that it has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

(c) Stock Option. Executive will be granted an option to purchase             shares of the Company’s common stock, at an exercise price equal to the fair market value of Company common stock per share on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to             of the shares subject to the Option on the one month anniversary of date of grant of the Option, and as to an additional             of the shares subject to the Option monthly thereafter on the same day of the month as the date of grant of the Option, so that the Option will be fully vested and exercisable             years from the date of grant of the Option, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the 2014 Equity Incentive Plan (the “2014 Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(d) Equity. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the

Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Severance. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company and subject to Section 9 below, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:

(a) continuing payments of severance pay in accordance with the Company’s normal payroll policies at a rate equal to Executive’s Base Salary rate, as then in effect, for: (x)             months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs prior to             months before a Change in Control of the Company, or (y)             months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs within             months prior to, or             months following, a Change in Control of the Company;

(b) if such termination or resignation occurs within             months prior to, or              months following, a Change in Control of the Company, then             percent (        %) of any Equity Awards held by Executive as of the date of such termination without Cause or resignation for Good Reason shall immediately vest and become fully exercisable (to the extent applicable);

(c) if such termination or resignation occurs within             months prior to, or             months following, a Change in Control of the Company, then Executive shall receive             percent (        %) of the Target Bonus for the year in which Executive was terminated without Cause or resigned for Good Reason; and

(d) if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive on the last day of each month for a period ending (x)             months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs prior to             months before a Change in Control of the Company, or (y)

            months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs within             months prior to, or             months following, a Change in Control of the Company, after Executive’s employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to Executive’s termination); provided, that such coverage shall end upon such earlier date that Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefit described in this Section 8(b) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (A) the date upon which Executive obtains other employment or (B) the date the Company has paid an amount equal to (x)             payments if such termination without Cause or resignation for Good Reason occurs prior to              months before a Change in Control of the Company, or (y)             payments if such termination or resignation occurs within             months prior to, or             months following, a Change in Control of the Company. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

9. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The payment of any severance set forth in Section 8 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment and such agreement becoming effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”). In no event will severance payments be paid or provided until the release actually becomes effective. Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or if later, such time as required by Section 9(c). Except as required by Section 9(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in the Agreement.

(b) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of Executive’s Confidential Information Agreement (as defined in Section 12).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(iv) For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s act of personal dishonesty in connection with his responsibilities as an employee that is intended to result in Executive’s substantial personal enrichment; (ii) Executive being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (y) any felony; (iii) Executive’s gross misconduct; (iv) Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Company that describes the basis for the Company’s belief that Executive has not substantially performed Executive’s duties and Executive has not corrected such failure within thirty (30) days of such written demand; or (v) Executive’s material violation of any written Company employment policy or standard of conduct, including a material breach of the Confidential Information Agreement.

(b) Change in Control. For purposes of this Agreement, “Change in Control” has the same meaning assigned to such term in the 2014 Plan.

(c) Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.

(d) Equity Awards. For purposes of this Agreement, “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary, excluding the substitution of substantially equivalent compensation and benefits, that is not generally applicable to all Company senior management or employees of the Company generally; (ii) a material reduction of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as Executive’s primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

11. Limitation on Payments. In the event that the severance benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12. Confidential Information. Executive confirms Executive’s continuing obligations under the Company’s standard At-Will Employment, Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) dated on or about the Start Date.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Capnia, Inc.

Attn: President

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

If to Executive:

at the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Integration. This Agreement, together with the 2014 Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CAPNIA, INC.

By:	Date:

Anish Bhatnagar, MD

Chief Executive Officer

EXECUTIVE:

By:	Date:

[Signature Page to             Employment Agreement]